Exhibit 10.1

FORCE PROTECTION, INC.

2008 Stock Plan

(As Amended and Restated April 22, 2011)

i

FORCE PROTECTION, INC.

2008 Stock Plan

(As Amended and Restated April 22, 2011)

ARTICLE I

GENERAL

1.1          Purpose

The purpose of the Force Protection, Inc. 2008 Stock Plan is to attract, retain and motivate officers, directors and key employees (including prospective employees), consultants and others who may perform services for the Company (as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company.

1.2          Definitions of Certain Terms

For purposes of this 2008 Stock Plan, the following terms have the meanings set forth below:

1.2.1  “Award” means an award made pursuant to the Plan.

1.2.2  “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.3  “Board” means the Board of Directors of Force Protection.

1.2.4  “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.5  “Change-in-Control” means the occurrence of any one of the following events:

(a)   any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Force Protection representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change-in-Control by virtue of any of the following acquisitions: (1) by the Company; (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company; (3) by any underwriter temporarily holding securities pursuant to an offering of such securities; (4) pursuant to a Non-Control Transaction (as defined in paragraph (c) below); or (5) a transaction (other than one described in paragraph (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Board (as defined in paragraph (b) below) approves a resolution providing expressly that the acquisition pursuant to this clause (5) does not constitute a Change-in-Control under this paragraph (a);

(b)   individuals who, on February 29, 2008, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to February 29, 2008, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Force Protection in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of Force Protection as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(c)   the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Force Protection or any of its Subsidiaries that requires the approval of Force Protection’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization: (1) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization (the “Surviving Company”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to the Reorganization; (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (3) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Control Transaction”);

(d)   the stockholders of Force Protection approve a plan of complete liquidation or dissolution; or

(e)   the consummation of a sale (or series of sales) of all or substantially all of the assets of the Company to an entity that is not an affiliate of Force Protection.

Notwithstanding the foregoing, a Change-in-Control shall not be deemed to occur solely because any person acquires beneficial ownership of 35% or more of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by Force Protection such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change-in-Control shall then occur.

1.2.6  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.7  “Committee” has the meaning set forth in Section 1.3.1.

1.2.8  “Common Stock” means the common stock of Force Protection, par value $0.001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.3.

1.2.9  “Company” means Force Protection, Inc. and its consolidated subsidiaries.

1.2.10  “Consent” has the meaning set forth in Section 3.3.2.

1.2.11  “Consultant” means any individual, corporation, partnership, limited liability company or other entity that provides bona fide consulting or advisory services to the Company pursuant to a written agreement.

1.2.12  “Covered Person” has the meaning set forth in Section 1.3.4.

1.2.13  “Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of Force Protection.

1.2.14  “Employee” means a regular, active employee and a prospective employee of the Company.

1.2.15  “Employment” means a Grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee will be treated as terminating Employment with the Company upon the occurrence of an Extended Absence), (b) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

1.2.16  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.17  “Extended Absence” means the Grantee’s inability to perform for six continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.18  “Fair Market Value” means, with respect to a share of Common Stock, the closing price reported for the Common Stock on the applicable date as reported on the NASDAQ Capital Market or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.19  “Force Protection” means Force Protection, Inc., or a successor entity contemplated by Section 3.6.

1.2.20  “Grantee” means an Employee, Director or Consultant who receives an Award.

1.2.21  “Incentive Stock Option” means a stock option to purchase shares of Common Stock that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

1.2.22  “Other Stock-Based or Cash-Based Awards” means awards granted pursuant to Section 2.8.

1.2.23  “Performance-Based Awards” means certain Other Stock-Based or Cash-Based Awards granted pursuant to Section 2.8.2.

1.2.24  “Plan” means this Force Protection, Inc. 2008 Stock Plan, as amended from time to time.

1.2.25  “Plan Action” will have the meaning set forth in Section 3.3.1.

1.2.26  “Section 162(m)” means the exception for performance-based compensation under Section 162(m) of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

1.2.27  “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

1.2.28  “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.29  “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of Force Protection and of any subsidiary or parent corporation of Force Protection.

1.2.30  “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

1.3          Administration

1.3.1  The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a)   exercise all of the powers granted to it under the Plan;

(b)   construe, interpret and implement the Plan and all Award Agreements;

(c)   prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d)   make all determinations necessary or advisable in administering the Plan;

(e)   correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)    amend the Plan to reflect changes in applicable law but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent;

(g)   grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment on such Awards;

(h)   amend any outstanding Award Agreement in any respect, but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities); and

(i)    determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.13, (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee, (3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company with respect to any Awards, (4) Awards may be settled by Force Protection, any of its subsidiaries or affiliates or any of its or their designees and (5) the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset.

1.3.2  Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.3  Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3.4  No Director or Employee (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by Force Protection against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with Force Protection’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that Force Protection will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Force Protection gives notice of its intent to assume the defense, Force Protection will have sole control over such defense with counsel of Force Protection’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Force Protection’s Amended Articles of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that Force Protection may have to indemnify such persons or hold them harmless.

1.4                               Persons Eligible for Awards

Awards under the Plan may be made to Employees, Directors and Consultants.

1.5                               Types of Awards Under Plan

Awards may be made under the Plan in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted shares, (d) restricted stock units, (e) dividend equivalent rights and (f) other equity-based or equity-related Awards (as further described in Section 2.8), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6                               Shares of Common Stock Available for Awards

1.6.1  Common Stock Subject to the Plan.  Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be granted under the Plan is 8,200,000. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by Force Protection. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan.

1.6.2  Replacement of Shares.  If any Award is forfeited, expires, terminates or otherwise lapses, in whole or in part, without the delivery of Common Stock, then the shares of Common Stock covered by such forfeited, expired, terminated or lapsed award will again be available for grant under the Plan. In addition, the following will also become available for issuance under the Plan (other than for Awards of Incentive Stock Options if such availability would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code): (A) any shares of Common Stock withheld in respect of taxes, (B) any shares tendered or withheld to pay the exercise price of stock options, (C) any shares repurchased by the Company from the optionee with the proceeds from the exercise of stock options and (D) any shares subject to stock appreciation rights but not issued on exercise as a result of the operation of Section 2.4.4.

1.6.3  Adjustments.  The Committee will adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1, adjust the individual Grantee limitations set forth in Section 1.7, adjust the number of shares of common stock set forth in Section 2.3.2 that can be issued through Incentive Stock Options and adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of Force Protection, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code. After any adjustment made pursuant to this Section 1.6.3, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number.

1.7                               Individual Limitations

The maximum number of shares of Common Stock with respect to which Awards may be granted during any 12-month period to any Grantee who is an Employee shall be 1,500,000 (as adjusted pursuant to the provisions of Section 1.6.3), and the maximum payment under any Award denominated in dollars under the Plan that may be granted to any Grantee who is an Employee shall be $1,500,000 for each 12-month period contained in the performance period for such Award. The grant limits under the preceding sentences shall (i) apply to an Award other than a stock option or stock appreciation right only if the Award is intended to be “performance-based compensation” as that term is used in Section 162(m) and (ii) be adjusted upward or downward, as applicable, on a pro rata basis for each full or partial 12-month period in the applicable performance period.

ARTICLE II

AWARDS UNDER THE PLAN

2.1                               Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.13, in substitution for any other Award or Awards granted under the Plan or any award granted under any other plan of Force Protection. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2                               No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of Force Protection with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.

2.3                               Options

2.3.1  Grant.  Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2  Incentive Stock Options.  At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of Force Protection and of any subsidiary or parent corporation of Force Protection) will not exceed $100,000 and (2) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive

Stock Option. No more than 8,200,000 shares of Common Stock (as adjusted pursuant to the provisions of Section 1.6.3) that can be delivered under the Plan shall be issued through Incentive Stock Options.

2.3.3  Exercise Price.  The exercise price per share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.3, may never be less than the Fair Market Value of the Common Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the NASDAQ Capital Market on the date of grant of the Award of stock options.

2.3.4  Term of Stock Option.  In no event will any stock option be exercisable after the expiration of 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years) from the date on which the stock option is granted.

2.3.5  Exercise of Stock Option and Payment for Shares.  A stock option may be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to Force Protection specifying the number of shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by Force Protection on terms acceptable to Force Protection with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares acquired pursuant to the exercise of a stock option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6  Repricing.  Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of Force Protection.

2.3.7  Repayment if Conditions Not Met.  If the Committee determines that all terms and conditions of the Plan and a Grantee’s stock option Award Agreement in respect of exercised stock options were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised stock option over the exercise price paid therefor, without reduction for any shares of Common Stock applied to satisfy withholding tax or other obligations in respect of such shares.

2.4                               Stock Appreciation Rights

2.4.1  Grant.  Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.4.2  Exercise Price.  The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.3, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the NASDAQ Capital Market on the date of grant of the Award of stock appreciation rights.

2.4.3  Term of Stock Appreciation Right.  In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4  Exercise of Stock Appreciation Right and Delivery of Shares.  Each stock appreciation right may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to Force Protection specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, shares of Common Stock, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to (a) the excess of (1) the Fair Market Value of the Common Stock on the date of exercise over (2) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by Force Protection on terms acceptable to Force Protection with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5  Repricing.  Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of Force Protection.

2.4.6  Repayment if Conditions Not Met.  If the Committee determines that all terms and conditions of the Plan and a Grantee’s stock appreciation right Award Agreement in respect of exercised stock appreciation rights were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock subject to the exercised stock appreciation rights over the exercise price therefor, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such stock appreciation rights.

2.5                               Restricted Shares

2.5.1  Grants.  The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such shares, the Grantee will have the rights of a stockholder with respect to the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of such shares. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by Force Protection or its designated agent until the time the restrictions lapse.

2.5.2  Right to Vote and Receive Dividends on Restricted Shares.  Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid to the relevant Grantee.

2.5.3  Repayment if Conditions Not Met.  If the Committee determines that all terms and conditions of the Plan and a Grantee’s restricted share Award Agreement in respect of restricted shares which have become vested were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such restricted shares.

2.5.4  Performance-Based Grants.  Notwithstanding anything to the contrary herein, restricted shares granted under this Section 2.5 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). In such event, the Committee shall follow procedures substantially equivalent to those set forth in Section 2.8.2.

2.6                               Restricted Stock Units

2.6.1  Grant.  The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Force Protection, until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common

Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.6.2  Repayment if Conditions Not Met.  If the Committee determines that all terms and conditions of the Plan and a Grantee’s restricted stock unit Award Agreement in respect of the delivery of shares underlying such restricted stock units were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such delivery date, without reduction for any shares applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.6.3  Performance-Based Grants.  Notwithstanding anything to the contrary herein, restricted stock units granted under this Section 2.6 may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). In such event, the Committee shall follow procedures substantially equivalent to those set forth in Section 2.8.2.

2.7                               Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Force Protection until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.8                               Other Stock-Based or Cash-Based Awards

2.8.1  Grant.  The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted shares of Common Stock and performance share awards and performance units settled in cash) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8.2  Performance-Based Awards.  Notwithstanding anything to the contrary herein, Other Stock-Based or Cash-Based Awards may, at the discretion of the Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m). In such event, the Committee shall follow the following procedures:

(a)  Establishment of the Performance Period, Performance Goals and Formula.  A Grantee’s Performance-Based Award shall be determined based on the attainment of written objective performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount of the Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period.

(b)  Performance Criteria.  The performance goals shall be based on one or more of the following business criteria (either separately or in combination) with regard to Force Protection (or a subsidiary, division, other operational unit or administrative department of Force Protection): (i) enterprise value or value-creation targets; (ii) revenue; (iii) after-tax or pre-tax profits (including net operating profit after taxes) or net income, including, without limitation, that attributable to continuing and/or other operations; (iv) operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); (v) reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) earnings per share, earnings per diluted share or earnings per share from continuing operations; (vii) return on capital employed (including, without limitation, return on invested capital or return on committed capital) or return on assets; (viii) return on stockholder equity; (ix) market share; (x) fair market value of the shares of Common Stock; (xi) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; (xii) reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising)); (xiii) economic value-added targets based on a cash flow return on investment formula; (xiv) customer service measures or indices (including net promoter score); (xv) new orders; or (xvi) net cash flow from operations. The aforementioned business criteria may be combined with cost of capital, assets, invested capital and stockholder equity to form an appropriate measure of performance. Performance criteria may be absolute amounts or percentages of amounts or may be relative to the performance of a peer group of other corporations or indices.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles (“GAAP”) and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to stockholders.

In addition, the performance goals may be based upon the attainment of specified levels of Force Protection (or subsidiary, division, other operational unit or administrative department of Force Protection) performance under one or more of the measures described above relative to the performance of other corporations or the historic performance of Force Protection. To the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), for each fiscal year of Force Protection, the Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments, as determined in accordance with GAAP, to any of the performance criteria described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of business under GAAP, and (E) attributable to the business operations of any entity acquired by Force Protection during the fiscal year.

(c)  Certification of Performance Goals.  Following the completion of each performance period, the Committee shall have the sole discretion to determine whether the applicable performance goals have been met with respect to a given Grantee and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Grantee may be less (but not more than) than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Grantee at such time as determined by the Committee in its sole discretion after the end of such performance period.

ARTICLE III

MISCELLANEOUS

3.1                               Amendment of the Plan

3.1.1  Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Section 1.6.3 or as otherwise specifically provided herein, no such amendment shall adversely impair the rights of the Grantee of any Award without the Grantee’s consent.

3.1.2  Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require stockholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code will be effective without the approval of the stockholders of Force Protection as required by Section 162(m) and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the stockholders of Force Protection.

3.2                               Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any shares of Common Stock, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable), (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed in the opinion of the Company the minimum statutory amounts of such taxes required by law to be withheld.

3.3                               Required Consents and Legends

3.3.1  If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 3.13 such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2  The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4                               Right of Offset

The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

3.5                               Nonassignability; No Hedging

Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6                               Change-in-Control

3.6.1  Unless otherwise provided in the applicable Award Agreement, in the event of a Change-in-Control, (i) any outstanding Awards then held by a Grantee which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such Change-in-Control and (ii) any outstanding performance-based Awards shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open performance periods.

3.6.2  In the event of a Change-in-Control, a Grantee’s Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) cancel such awards for fair value (as determined in the sole discretion of the Committee) which, in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the Change-in-Control transaction to holders of the same number of shares of Common Stock subject to such stock options or stock appreciation rights over the aggregate exercise price of such stock options or stock appreciation rights, as the case may be; (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (iii) provide that for a period of at least 20 days prior to the Change-in-Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change-in-Control will be exercisable as to all shares of Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change-in-Control and if the Change-in-Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change-in-Control will terminate and be of no further force and effect as of the consummation of the Change-in-Control. For the avoidance of doubt, in the event of a Change-in-Control, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change-in-Control transaction without payment of consideration therefor.

3.7                               Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate or alter the terms and conditions of such Employment.

3.8                               Nature of Payments

3.8.1  Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2  All such grants and deliveries of shares of Common Stock, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9                               Non-Uniform Determinations

3.9.1  The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.9.2  To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

3.10                        Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11                        Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12                        Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate March 13, 2021; provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements; provided, further, that no Awards (other than a stock option or stock appreciation right) that are intended to be “performance-based” under Section 162(m) (including any Performance-Based Awards) shall be granted on or after the first stockholder meeting that occurs in the fifth year following the year in which stockholders of Force Protection previously approved the performance criteria in Section 2.8.2(b) unless the performance criteria are reapproved (or other designated performance criteria are approved) by the stockholders of Force Protection on or before such stockholder meeting.

3.13                        Section 409A

3.13.1  All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A shall be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan shall govern.

3.13.2  Without limiting the generality of Section 3.13.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) any payment to be made with respect to such Award in connection with the Grantee’s separation from service to the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code) shall be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (b) if any payment to be made with respect to such Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Section 162(m), such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated; (c) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (g) for purposes of determining whether the Grantee has experienced a separation from service to the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Force Protection, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.14                        Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.15                        Choice of Forum

3.15.1  The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in South Carolina over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.15.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.15.1.

3.15.2  The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.15.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.15 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.15.3  Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the Co-General Counsel of Force Protection as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.15.4  Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.15, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.16                        Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.17                        Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.18                        No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (ii) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.19                        No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.20                        Successors and Assigns of Force Protection

The terms of the Plan will be binding upon and inure to the benefit of Force Protection and any successor entity contemplated by Section 3.6.

3.21                        Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.22                        Date of Adoption and Approval of Stockholders

The Plan was initially adopted on September 19, 2008 by the Board, subject to the approval by the stockholders of Force Protection which was obtained at the 2008 Annual Meeting of Stockholders on November 21, 2008. This amendment and restatement of the Plan was adopted by the Board on March 14, 2011, subject to the approval by the stockholders of Force Protection at the 2011 Annual Meeting of Stockholders on April 22, 2011. This amendment and restatement of the Plan will only be effective if it is approved by the stockholders of Force Protection at the 2011 Annual Meeting of Stockholders. If the amendment and restatement of the Plan is not so approved by the stockholders of Force Protection, then this amendment and restatement of the Plan will be null and void in its entirety.